CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated December 12, 2006 relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of the T. Rowe Price International Equity Index Fund (comprising T. Rowe Price International Index Fund, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Fund Service Providers" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

February 23, 2007